EXHIBIT 23.1
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INDEPENDENT AUDITORS' CONSENT




We consent to the incorporation by reference in this Registration Statement of MacroChem Corporation on Form S-3 of our report dated March 7, 2003 (except as to Note 8, which is dated March 18, 2003) (which report expresses an unqualified opinion and includes an emphasis of matter paragraph relating to certain actions taken by the United States Food and Drug Administration), appearing in the Annual Report on Form 10-K of MacroChem Corporation for the year ended December 31, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP

Boston, Massachusetts
October 7, 2003